Exhibit 5.1

February 8, 2021

Brookfield Renewable Corporation

250 Vesey Street, 15th Floor

New York, New York 10281

Ladies and Gentlemen:

We have acted as legal counsel to Brookfield Renewable Corporation, a corporation organized under the laws of British Columbia (the “Company”), in connection with the secondary sale and offering (the “Offering”) by certain selling securityholders of an aggregate of 17,250,000 class A exchangeable subordinate voting shares of the Corporation (the “Exchangeable Shares”). The Exchangeable Shares are being offered pursuant to the registration statement on Form F-1 registration Statement (the “Registration Statement”) filed by the Company and Brookfield Renewable Partners L.P. on the date hereof with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Act”).

We have not participated in the preparation of the following in connection with the Offering but have reviewed the same in delivering our opinion set forth herein:

(a)	the Registration Statement; and

(b)	the prospectus contained in the Registration Statement (the “Prospectus”).

For the purposes of this opinion, we have examined and relied upon, amongst other things, the following:

1.	the Company’s Notice of Articles and the Company’s Articles, each as amended to date;

2.	resolutions of the Board of Directors of the Company dated January 26, 2021 that relate, among other things, to the Registration Statement and the Prospectus; and

3.

such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the

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conformity with the originals of all documents submitted to us as copies. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

Based upon the foregoing, we are of the opinion that the Exchangeable Shares to be sold pursuant to the Offering are validly issued, fully paid and non-assessable shares in the capital of the Company.

We are qualified to practice law in the Provinces of British Columbia, Alberta, Ontario and Quebec and we do not purport to be experts on the law of any other jurisdiction other than the Provinces of British Columbia, Alberta, Ontario and Quebec and the federal laws of Canada applicable therein. We do not express any opinion herein concerning any law other than the laws of the Province of British Columbia Quebec and the federal laws of Canada applicable therein. We express no opinion and make no representation with respect to the law of any other jurisdiction. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are an “expert” within the meaning of Section 11 of the Act or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ McMillan LLP